Exhibit 99.2

VOXX (2020 Q4 Results) June 16, 2020

Corporate Speakers:

•	Glenn Wiener; GW Communications LLC; Owner
•	Patrick Lavelle; VOXX International Corporation; President, CEO & Director
•	Michael Stoehr; VOXX International Corporation; Senior VP, CFO & Director
•	John Shalam; VOXX International Corporation; Chairman of the Board

Participants:

•	Thomas Kahn; Kahn Brothers Advisors LLC; Chairman, President, Treasurer, Chief Compliance Officer & Director
•	Eric Landry; BML Capital Management, LLC; Senior Analyst
•	Beat Kahli; Kahli Holding AG; Co-Owner
•	David Cohen; Midwood Capital Management, LLC; Co-Founder, Managing Member, Portfolio Manager & Chief Compliance Officer
•	Braden Leonard; BML Capital Management, LLC; Managing Member and Founder

PRESENTATION

Operator:  Ladies and gentlemen, thank you for standing by, and welcome to the VOXX International's Earnings Conference Call. (Operator Instructions) Please be advised that today's conference is being recorded. (Operator Instructions)

I would now like to hand the conference to your host today, Glenn Wiener, Investor Relations. Please go ahead, sir.

Glenn Wiener:  Thank you. Good morning, and welcome to VOXX International's Fiscal 2020 Fourth Quarter and Year-End Results Conference Call. Our Form 10-K was filed with the SEC, and we issued a press release after market close. Both documents can be found on the IR section of our website. Our call is being webcast live over the Internet, and a replay will be available approximately 1 hour after the completion of this call.

Speaking from management today will be Pat Lavelle, President and Chief Executive Officer; and Michael Stoehr, Senior Vice President and Chief Financial Officer. Both will have prepared remarks, and we will then open up the call for questions. Our Chairman and Founder, John Shalam, is also available for questions.

I'd like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information. The company assumes no responsibility to update any such forward-looking statements, and I'd like to point you to the risk factors associated with our business, which are detailed in our Form 10-K for the period ended February 29, 2020.

I'll now turn the call over to Pat Lavelle. Pat?

Patrick Lavelle:  Thanks, Glenn, and good morning, everyone. First, on behalf of all of us at VOXX, I hope everyone is safe and taking extra precautions to remain that way, especially as the U.S. and other countries begin to reopen. These are unprecedented times we're experiencing and our best wishes are with you all.

On our first -- on our fiscal 2019 year-end conference call, we unveiled our strategy to realign our business to improve margins, lower expenses and bring VOXX back to profitability with the end goal to enhance shareholder valuations. We consolidated the international accessory business of Oehlbach and Schwaiger and moved international audio operations under Klipsch. We restructured our domestic accessory business.

We underwent a comprehensive program to get out of older legacy product lines as we are focused on more stable categories, ones where we have leading market share or technology and strong distribution. The restructuring allowed us to sell real estate in Germany, improving our cash position and balance sheet. We had a deal to sell our German accessories operation, which unfortunately did not materialize at that time as the buyer did not obtain financing.

We also changed our reporting segments, given the changes to our infrastructure. Combining accessories and premium audio and breaking out biometrics into a stand-alone segment. Automotive remained our aftermarket and OEM businesses. Lastly, the Board authorized an increase to our share repurchase program. We successfully executed the vast majority of programs we embarked on.

However, our Automotive segment, historically one of our more consistent and profitable ones, was hit hard and took away from the results we were expecting. We said the Automotive Electronics segment sales were anticipated to be down modestly due to lower projected car sales and a few end-of-life programs. Sales were down $47 million, which was far greater than we had planned.

This was primarily due to the delays at certain Ford plants, which impacted the launch of the Explorer program; the end of the GM Escalade program, which ended earlier than expected; and the decline with Subaru, which we had in our forecast. The Ford and GM issues, however, were not, and we moved quickly to adjust our overhead accordingly. We believe there may be compensatory benefits from some customers, and we'll provide updates accordingly.

We always remain focused on innovation, which we believe materialized in a big way. At CES in January, we unveiled our partnership with Amazon for Fire TV and our alliance with SiriusXM-Visa for the e-wallet program, leveraging EyeLock's biometrics technology. In February, we then closed on the acquisition of VSM-Rostra, a well-established company in both the OEM and aftermarket channels.

If you recall, we believe that some of fiscal 2019's delayed business with Ford and GM would be recouped in the first half of the fiscal year, but this is no longer expected due to COVID. However, we are confident that new innovations in our Automotive business will lead to growth over the next few years and that the VSM-Rostra acquisition should perform close to initial projections this year as their primary markets were considered essential by the government and were not hit as hard as others. We are also expecting our 50-50 joint venture, ASA, to continue to generate profitability for VOXX.

We are continuing to win OEM business. And long term, we're still bullish on the segment and our opportunities for growth. I am pleased to announce that we were awarded another $25 million of business with Fiat Chrysler, building on the $275 million program for Fire TV and our rear-seat entertainment system, which I discussed last quarter.

This program is now estimated at $300 million over 5 years and will begin next fall. We were also awarded a new RSE program with Ford that is approximately $75 million over 3 years, starting midyear in 2021. And we expect to start a new program with Nissan for the Armada later this year. This program is valued at $20 million over the next 2.5 years.

While the first half of fiscal '21 will start out slow due to lower vehicle sales industry-wide, volume should pick up in the second half based on programs we have and the segment should be profitable for the year. The next several years should be marked by meaningful growth.

Turning to our Consumer segment. The Consumer Electronics segment, which now includes accessories and premium audio product lines, is where we had the bulk of restructuring. Segment sales were down a little over 1% for the year, and that decline was expected as we discontinued several accessory product lines. But with the revised lineups, and especially the strong performance of Klipsch-branded products, gross margins were up 200 basis points, segment expenses were lower and we generated pretax income of $9.4 million versus a loss of $29.3 million in fiscal 2019.

In fiscal '20, we saw continued strength in sales of premium mobility products, wireless and Bluetooth speakers, sound bars and headphones. We also grew our custom installation speaker business. When COVID hit in Q4, we were able to redirect shipments to North America and the EMEA markets to minimize the impact of the APAC region shutdown, and we continued to see higher sales of home theater, portable Bluetooth speakers, sound bars and other product lines. This was done by the quick shift from traditional brick-and-mortar stores to online sales and expanded distribution.

In fiscal '21, we will be expanding distribution further and have new partners, which should help drive sales again this year across a number of categories.

I covered some of our new products in depth on our third quarter call, but to quickly summarize, we're expecting strong contributions from the personal audio and sound bar categories with the launch of the 5s with power -- which are powered monitors which are happening now, our market-leading ProMedia speakers, our true wireless headphones, new sound bars with Dolby Atmos, Wi-Fi, Google Assistant, and Amazon Alexa, all launching this summer and fall.

And finally, with Klipsch as the official headphone and portable audio partner of the McLaren Formula One team, we have new headphones coming this summer and in the fall. The Klipsch lineup has never been stronger.

Staying with the Consumer Electronics segment. Sales of accessory products were down again as expected due to the restructuring, but we saw higher gross margins and significant overhead reductions. We expanded our market share in the antenna category, added new SKUs at Walmart and were chosen as the exclusive antenna supplier at Home Depot.

We began to see an uptick in the antenna category as consumers again are cutting the cord, a positive for VOXX given our antenna portfolio and leading market share. And with more consumers working from home, the same holds true for various connectivity products. We also added new SKUs to the Singsation brand and had 3 of the top 10 karaoke machines on Amazon, including 2 of the top sellers. Our AR outdoor wireless speakers continue to perform well, and we have the new series scheduled to launch at Costco.

Lastly, the Biometrics segment. In fiscal '20, we again lowered overhead and remained focused on a few deals rather than a wide net of opportunities. Many of these projects were to undergo validation test in our fourth fiscal quarter and some in our current quarter. COVID, unfortunately, delayed plans. In the health care space, for example, testing has just resumed and should be completed in our second quarter.

The e-wallet alliance with SiriusXM-Visa is still underway. The project with IGT as well, and we have a few others within the government and computing industries. Our new EXT and the revised NXT solutions are now in the market. And we have a new partnership with CMITech, an iris recognition systems company with great hardware solutions. Combining their state-of-the-art hardware with our iris software and algorithms, we believe we will have, by far, the best and most competitive authentication systems on the market.

One of the first products from this new arrangement will be a combination of iris authentication and thermal sensor technology for temperature checks. It's designed for facilities where authorized entry is required. It is touchless and checks temperature and will bar even authorized entry if a high temperature is present. We believe this solution will meet the needs of the current COVID environment and expect the first prototype in mid-July. COVID has created a lot of inbound interest in EyeLock and iris biometrics.

With everyone wearing masks and gloves, iris is quickly becoming the preferred choice for authentication and the result is a renewed interest in EyeLock's technology and in the company. Facial recognition is also facing additional backlash given the events of recent weeks. Just last week, IBM announced that they would no longer offer facial recognition technology, and they are not the only ones to take this stance.

Additionally, in Q4, we engaged an investment banker to support us in evaluating strategic alternatives for EyeLock. This could be a spin-off, a financing partner, a joint venture or an outright sale. But I can assure you, everything will be evaluated.

But I have to say, while EyeLock's business and corresponding sales have been slow to materialize, we remain close to the finish line on some of the ventures I spoke about, and now new interest is growing. We did, however, take a noncash write-down on EyeLock's intangibles. With debt maturing in August, we may consider converting debt into equity, which would increase our ownership which we view as a positive given recent developments.

Overall, Q1 will be slow due to COVID, with improvement in Q2 and good momentum moving into Q3. We are planning for this based on the new automotive programs that will begin, Klipsch product launches and new distribution and potentially higher auto volume at EyeLock. I believe that based on everything we have done and assuming that the pandemic is moving in the right direction, VOXX should return to profitability in fiscal '21 with growth on the horizon.

I'll turn the call over to Mike now for the financial review, and then I'll come back for some closing comments. Mike?

Michael Stoehr:  Thanks, Pat, and good morning, everyone. I'd like to echo Pat's earlier comments with respect to COVID-19. It undoubtedly has impacted us all, both personally and professionally, and my best wishes are with you all during these unprecedented times. On that note, the pandemic thankfully had minimal impact on operations towards the end of Q4, but had more of an impact on our fiscal 2021 first quarter.

The majority of merchandise resource is outside of the U.S. and many of our vendors are operating in the Pacific Rim. Some factories have been closed and others have or are operating at less than peak capacity. We have been working very closely with our partners to mitigate issues and we've been impressed with the pace in which our teams and our partners have responded.

I'll also add that given the partial shutdown in some of our automotive OEM customers and stay-at-home work orders for virtually all across the country, less work is tied to essential business, the spending environment has certainly been impacted as well. This has and will cut into our net sales, and we are actively managing and cutting costs to offset this.

On the other hand, as Pat indicated earlier, e-commerce sales of some of our Consumer Electronics segment products, both accessories and premium auto, have done quite well, and the interest in EyeLock has certainly picked up.

Now for our results, both for the quarter and year. Note all comparisons for the periods ended February 29, 2020 and February 28, 2019. For the quarter comparisons, net sales declined by $6.4 million. Automotive Electronics segment sales were down $9.3 million due to the reasons Pat covered, offset by a $3.1 million increase in Consumer Electronics.

Within the CE segment, Klipsch was the primary driver with total Klipsch product sales up almost 19%. General accessory product sales were down given the SKU rationalization programs and discontinued product lines. We did, however, see an increase in fourth quarter comparisons for reception products, hookup products and remotes as well as for the activity brand trackers associated with the UHC Motion Program as more subscribers were added.

For the year, net sales of $394.9 million were down $52 million, and the Automotive Electronics segment was the bulk of it, down $47.5 million due to the 2 OEM programs Pat discussed with Ford and GM. The anticipated decline with Subaru and lower aftermarket sales with satellite radio, the biggest aftermarket decline.

While the Consumer Electronics segment declined by $3.5 million for the comparable fiscal years, the segment did quite well considering the restructuring and realignment of the business and the global environment impacting consumers. Total Klipsch group sales were up over 10%. Virtually all key product categories for premium auto domestically were up year-over-year. General accessories sales were down as anticipated given the exited product lines.

Reception product sales were the biggest offsetting factor, up 17% year-over-year as we increased market share and expanded distribution, followed by activity brand trackers on a dollar basis as program sales were up over 130% year-over-year.

Fiscal 2020 fourth quarter gross margins of 28.2% increased by 610 points versus fiscal 2019. This was driven by higher margins in the CE segment and higher sales volumes relative to the Automotive Electronics segment as a percentage of our total mix.

For fiscal year comparisons, gross margins of 27.8% were up 60 basis points compared to fiscal 2019 and 170 basis points compared to fiscal 2018. While we reported improvements for consecutive years, the lower volume in Automotive, which impacted absorption held back what we believe the business is capable of achieving in more normal conditions. As car sales increase and new programs kick in and as anticipated high-margin EyeLock business starts to materialize, we believe investors will see positive impact of the changes we have made to improve supply chain efficiencies and improved margins with a better mix.

Operating expenses were up $9.1 million for the comparable fourth quarter period, and there was a lot of moving pieces in both fiscal years and true operating expenses to run the business were down year-over-year as we continue to take costs out. We reported an operating loss in the fourth quarter of fiscal 2020 of $34.7 million. Excluding noncash impairment charges, operating loss would have been $4.5 million.

In the fourth quarter of fiscal 2019, we reported an operating loss of $30.4 million. When you back out $4.6 million of restructuring and $16 million related to noncash impairment charges, operating loss would have been $9.8 million, thus an improvement of $5.3 million.

On an annual basis, we reported operating loss of $49.5 million. Again, however, backing out noncash impairment charges along with $2.3 million recorded with executive stock rent, the true operating loss of the company was $16.6 million. Keep in mind, we had a big shortfall in the Automotive segment, which was unanticipated. So you can see without this, the company is on the right path.

For fiscal 2019, operating loss was $41.2 million, plus restructuring charges of $4.6 million, $25.8 million for nonimpairments and $600 million for stock compensation, the true operating loss of the company was $10.3 million.

Within other expenses and other income net, there were a number of factors, which are noted in our Form 10-K.

To summarize briefly. In fiscal '20, we had $4.1 million gain on the sale of our Pulheim German real estate, an approximate $800,000 pickup on a prior investment. In fiscal '19, we had a $16.5 million of noncash impairment related to the 360Fly note, an impairment of $3.5 million on Venezuela properties, an approximate $500,000 loss on an investment.

Interest and bank charges were down. And ASA, which is reported as equity and income of equity investee, was profitable yet again, but down year-over-year due to onetime expenses and charges, which we addressed last quarter. Net loss attributable to VOXX was $21.8 million or a loss of $0.90 per share, both basic and diluted in fiscal '20 fourth quarter.

This compares to a net loss attributable to VOXX of $36.6 million or a loss of $1.50 per share, basic and diluted, in the fourth quarter of fiscal '19. And a net loss attributable to VOXX of $26.4 million or a loss of $1.08 per basic and diluted share for fiscal 2020, compared to a loss of $46.1 million or a loss of $1.89 per basic and diluted share in fiscal 2019.

Lastly, fiscal 2020 fourth quarter adjusted EBITDA of $1.8 million improved $5.5 million year-over-year and for fiscal year. Adjusted EBITDA -- for the fiscal year, adjusted EBITDA of $6.4 million declined by $7.3 million.

Moving on to the balance sheet. Cash and cash equivalents as of February 29, 2020, were $37.4 million. This is down from $58.2 million as of February 28, 2019, but an increase of $5.3 million sequentially. Note, in the fourth quarter of fiscal 2020, we used $16.5 million in cash to fund the asset purchase of Vehicle Safety Holdings Corp.

We also used $2.7 million to fund the share repurchase program. Total debt as of February 29, 2020, was $8.2 million, an improvement of $9.4 million year-over-year. This consists of our Florida mortgage and our euro asset-based lending obligations to support our German operations. Total long-term debt as of February 29, 2020, was $6.1 million as compared to $5.8 million as of February 28, 2019.

Lastly, on June 11, we entered into a new amended agreement with Wells Fargo Bank as our lender. The agreement now ends on April 26, 2020, and it has been amended to $127.5 million as a maximum revolver amount plus an unused line fee equal to 50 basis points. We expect to file a Form 8-K on this tomorrow.

I'm going to turn the call back to Pat for closing remarks. Pat?

Patrick Lavelle:  Thank you, Mike. It's challenging to forecast our business. And with COVID-19, that remains even more so. But we've looked at different models and as we put our budget together this year, we took a conservative approach in our sales projections and buying programs for the first half of the year.

We are anticipating a slow start, but also believe that as we move out of the second quarter, based on new programs with Klipsch, new placement of accessory products, new OEM programs beginning and hopefully, more stability in global markets, we'll start to see not only growth but true leverage in earnings potential.

Due to the impact of COVID-19 in the first quarter, we have cut overhead aggressively and will only add back cost as business improves. Gross margins should hold relatively steady. Our balance sheet remains in good shape, and we have access to capital at attractive terms. This is a big asset for VOXX as it provides us with the flexibility to move forward quickly should the right opportunity emerge and also provides us with greater stability to run our business.

This concludes our remarks, and we are now ready to open it up for questions.

Michael Stoehr:  Excuse me, Pat, I want to just clear, I said it was April 2022, not 2020. I misread the report. The bank lines were extended to April 2022. Thank you.

Patrick Lavelle:  Thank you, Mike. That's an important note. Okay. Operator?

QUESTIONS AND ANSWERS

Operator:  (Operator Instructions) Our first question comes from Thomas Kahn with Kahn Brothers.

Thomas Kahn:  You paid $16 million in cash, I believe, to buy Vehicle Safety. Is that correct?

Patrick Lavelle:  1-6, yes.

Thomas Kahn:  And normally, I would expect, if I did an acquisition that I would have like a 10% return hurdle rate. So I'm wondering is Vehicle Safety earning money? Are they going to earn 10% on the cash that you put into it? Or where do you stand with that one?

Patrick Lavelle:  The way we looked at this program, they had -- they were profitable. They had a fairly strong EBITDA, okay? And there are 2 aspects to the program with VSM. One, they are a manufacturer. So moving their facility from New Jersey down to our Orlando operation will increase the absorption here in our building.

So when we looked at the operation, it is not only the EBITDA that is being generated by VSM-Rostra, it's the additional absorption that will increase the overall margin for the OEM company here. And when looking at those 2 improvements to our consolidated statements, it's well above 10%.

Thomas Kahn:  Okay. Well, that's good to know. Putting the 2 together, we have $1.6 million of benefit in some fashion from this deal.

Patrick Lavelle:  Higher than that, Tom.

Thomas Kahn:  Okay. Second and last question. EyeLock. In the past, I've asked you to hire an investment banker because I think EyeLock is a very exciting company. And with the right investment banker, a hungry investment banker, a banker who does deals in the $100 million to $300 million range, a very attractive piece of business, particularly an IPO.

And in this market where there's so many speculative companies that do IPOs and with the advantage that we have with EyeLock, facial going out and all the rest of this, I would think that this would be a great time for a speculative underwriter to do an IPO, not getting (inaudible) homework from the underwriter.

And another one and recoup maybe the $60 million that we put into EyeLock fell 40% of it. That's what we do. But I mean I wouldn't give anybody, an eye banker or anybody else more than a month or 2. If they don't come up with anything, I'd say thank you very much, we're done with you. We'll try somebody else.

Patrick Lavelle:  But one of the issues that we have, Tom, is COVID had delayed a lot of meetings, in-person meetings and everything else. So we really have to wait until people to come visit the operation, meet with the teams and everything, which is now starting. I believe our first meeting is scheduled for the end of June.

So as the states open up, we'll be able to -- we have a number of companies that expressed interest, signed NDAs and things like that. But until we start engaging with the people and they can come in and see the technology and everything else, it's going to take some time.

However, I could tell you the banker that we selected has deep experience in the biometric space and very good contract -- contacts with companies that are either using competitive biometrics that may need to change or companies that have already expressed interest in iris in the past. So we think we've got the right guy. And I agree, he's hungry.

Thomas Kahn:  And just to finish up on EyeLock, please. So I wouldn't give this banker more than a few months because I think the window is open for an IPO now. And if he doesn't do it, get somebody else. And I told you this a number of years ago, to test client, to find a bank where you'll do it at no cost to them, to put iris recognition as opposed to putting your card in and all the rest of this. And I think time is of the essence. I mean this is the time...

Patrick Lavelle:  Well, there's no question, Tom. I mean in light of what's happened with COVID, and if you just take the hospital situations with PPE being used and all facial systems did not work. People walking around with masks on, it will not work. Nobody wants to touch anything. So what do we have in EyeLock?

We have a opt-in system, okay, that will be able to authenticate through all -- whether you have masks or PPP on -- PPE on and is more secure than any system out there. But one of the big things is it's an opt-in system. This is not like facial where we're seeing pushback on facial. You have to opt-in to be on an iris program. And I think that's something that's overlooked, but in the environment we're in now, I think that will become a strong advantage.

Thomas Kahn:  But if I were you, I would pay a small bank in Florida to put in iris in a branch or 2 and get huge publicity in the newspaper and on television and everything else.

Patrick Lavelle:  Well, we have a number of locations that have our iris biometric. I think our new CMITech relationship is one that's going to bring us not only the latest in hardware, okay, but also a very, very competitive price. And with what I had mentioned previously, there are different iterations of systems that we can develop that will meet the needs of the marketplace, given what the marketplace needs today.

Operator:  Our next question comes from Eric Landry with BML Capital.

Eric Landry:  I just want to make clear is the -- is this banker that you've engaged only looking at EyeLock or is he looking at options for the entire portfolio?

Patrick Lavelle:  No. This is only for the EyeLock operation.

Eric Landry:  Okay. So then on ASA, you talked about some onetimers in the past 2 quarters. I think it was a warranty issue, if I remember correctly.

Patrick Lavelle:  Correct.

Eric Landry:  Are we past all that now?

Patrick Lavelle:  Yes. They'll have some residual expenses that will come into this year, but the real impact that we're going to see, and we're anticipating a little lower income from them based on the fact that COVID has affected them in certain areas. So -- but we still think that they're going to generate a significant portion of the profits.

Eric Landry:  All right. It looks to me like the -- some of the bigger manufacturers are bouncing back quite strongly right now.

Patrick Lavelle:  Well, right now, what we're seeing in the car business, if that's what you're specifically talking about...

Eric Landry:  No, no, no. I'm talking about ASA, but you can talk about the car business as well, if you like.

Patrick Lavelle:  Well, yes, the car business is -- obviously, they were shut down in the first quarter. So that's impacted us. But as they open, there's pretty strong demand. It's very, very good promotions. And we are already starting to see shortages of certain types of vehicles, like trucks and things like that. So we believe as the manufacturers start to ramp up, that we'll start to see some robust business in the end of the second quarter and the third quarter.

All right. Well, let me just give you a caveat on that. The projected sales last year were somewhere around 17 million cars and trucks, like trucks. This year, it's -- the estimate is anywhere between 14 million and 16 million. So it will be down from last year, the number of vehicles sold in the U.S.

Eric Landry:  Pat, you mentioned something earlier in the call like you folks there believe that the combination of CMITech and EyeLock provides this venture with, by far, the best, I think you said technology in the...

Patrick Lavelle:  The best authentication, yes. We believe that.

Eric Landry:  Okay. Okay. So what can you -- where can you point us as outsiders who see no sales or anything like that? Where can you point us to look to -- so that we can be confident that indeed this combination does have the best technology in the business? Where can we look as outsider to figure that out?

Patrick Lavelle:  The -- look, we are located. We do have our equipment in various banks. We have in locker rooms of NBA teams and things like that. But I think on a go-forward basis, when you're looking at EyeLock, the -- as I said, we believe that EyeLock has come to the forefront now.

Eric Landry:  But what makes you believe that? What is it that makes you believe that EyeLock is better than everybody else?

Patrick Lavelle:  Well, let's put it this way. First off, the interest we're getting since COVID, when you're wearing a mask, when you're in a hospital and you have all the PPE on, okay, and you walk up and you have gloves on and now you have to give your fingerprint or now you have to show your face to either open a medical cabinet or open a door or anything, you've got to take your glove off, you've got to take your mask off and everything else.

EyeLock would require none of that. Okay? It's touchless. And even if your face is covered, which -- if you've seen some of the pictures of what PPE looks like, you will see that the eyes are clear and we will be able to see the eyes and authenticate. That's a big advantage for that technology.

Eric Landry:  Right. But Pat, let me interrupt you. So what you're talking about is iris relative to face. What I thought you were indicating earlier in the call...

Patrick Lavelle:  And fingerprint.

Eric Landry:  Yes. What I thought you were indicating earlier in the call is that iris relative -- or EyeLock relative to the other iris players had the best technology in the business. Did I misinterpret that?

Patrick Lavelle:  No, it does -- no because it's -- today, iris is just as competitive as facial and/or fingerprint. The advantages that you have with iris is we use a double live eye scan. And in the case of facial, okay, Apple's 3D facial, their claim is 1 in 1.1 million false positives. We use a double live eye scan. And that double live eye scan gives us 1 in over 2.5 trillion false positives. So it's the most secure biometric on the market short of DNA.

So that's the advantage. It's more secure. It's just as convenient. It works better in places where people have face coverings on, masks, things like that. We believe in today's environment, its opt-in requirement is something that takes care of a number of privacy concerns that people have. So when you put it all together, this has emerged in our estimation as one of, if not, the best iris biometric solution on the market.

Eric Landry:  I understand all that, Pat. But if EyeLock technology is no better than or perhaps inferior to someone like Iris ID or Princeton or all the other iris players, it doesn't get you very far. So what I thought you were saying earlier in the call is that you believe that EyeLock's technology is better than the other iris players, but perhaps you weren't saying that.

Patrick Lavelle:  Yes. I am saying that as well. When we look at our EXT, when we look at our standoff distance against all the other iris players, we exceed their capability. And that's in third-party tests.

Eric Landry:  Okay. So there's a study out there that we can reference that will indicate that indeed the EyeLock stuff is better than what everybody else is offering.

Patrick Lavelle:  Has tested better, yes.

Operator:  Our next question comes from Beat Kahli with Kahli Holding AG.

Beat Kahli:  I want to focus on EyeLock quick a little bit too. Looking at your balance sheet, which total balance sheet $441 million, $217 million, current asset (inaudible) about $224 million, somewhere EyeLock valuation is buried. How much of this roughly $224 million noncurrent assets which have goodwill, have intangible assets, et cetera, is EyeLock? So in other words, what's the valuation of EyeLock on your consolidated balance sheet as of the end of February?

Patrick Lavelle:  Okay. Mike, you got that number?

Michael Stoehr:  Yes. If you -- on the 10-K, by the way, on Page 92, you will see a full outline of how EyeLock is carried separately. But when we consolidate EyeLock in, there is not a substantial amount carrying value on our balance sheet. In fact, we had written off the intangibles as of February 29, 2020.

Beat Kahli:  So in other words, you're basically saying that on this consolidated balance sheet, you are having your interest in EyeLock which -- it is a marginal amount. In other words, I mean, if EyeLock has the value of $100 million or $200 million, it's easy another $5 million to $10 million just EyeLock.

So I mean -- so basically, the investor on Page 92 can find that out. But am I correct to say that EyeLock's valuation, which I consider to be the most important asset which the company has in given time is basically on the balance sheet with a nonmaterial amount reflected?

Patrick Lavelle:  Well, the only thing there would be the debt that we carry on the books for EyeLock, which we would then be able to convert.

Beat Kahli:  Understand, but you have that consolidated. So I mean that's in your liabilities.

Patrick Lavelle:  That's right.

Beat Kahli:  So I mean that's sort of good news, but sort of surprising. So -- but understand that's gap. So another question is, is there any EyeLock contracts, for example, the SiriusXM contract with EyeLock, is there any update there? I mean that was kind of like nicely featured by you a little while ago. Anything happened with SiriusXM and EyeLock?

Patrick Lavelle:  Unfortunately, due to COVID, Sirius was not able to get around to do all the testing and visitations that they plan to do with their customers. We understand that the program is still ongoing, and they plan to resume. So it's a delay. That's unfortunately what's happened when we shut down.

Beat Kahli:  Okay. I understand. But it's still going. On the CMI partnership, I mean, there is exclusive distribution rights, et cetera. Besides that, are there any other direct benefits to EyeLock? How do you think this partnership will improve the current EyeLock product? I mean it's a little bit -- I mean CMI, I mean, again, great news for VOXX, great news for EyeLock, but it's a little bit difficult for an investor to understand what the CMI partnership really does for EyeLock, for our company?

Patrick Lavelle:  Well, the first thing is that their hardware solution is state-of-the-art and it saves us from going out and redeveloping some of our perimeter access products. So it saves a fair amount of R&D work in developing our next-generation of perimeter access products. The key there though is their ability to move quickly as the market changes.

And the reason why I referenced the new product that we'll see prototypes in July is that this was a direct result of them being able to move quickly because of their manufacturing capability and us being able to work closely with them to embed our algorithms, embed our solutions in their product to bring something quite novel to the marketplace in a relatively short period of time. That's the advantage. Plus there are certain marketplaces that they serve that we believe would be helpful to the EyeLock technology and program because of their reach that we don't have.

Beat Kahli:  Okay, got it. So your question, the Fire TV partnership with Amazon, what happened there? And is that part of the $375 million new Automotive contracts?

Patrick Lavelle:  Yes, that's the -- we started with the FCA program and Amazon and working with Amazon to bring Fire TV to the car is an important program from them. They noted our position in the marketplace for rear-seat entertainment. And we've been able to put a collaboration program together where we'll be able to have Fire TV in the car sometime in the middle of next year.

Beat Kahli:  Okay. So what happened with SOLO? I mean the children's safety vehicles product, haven't seen that in the 10-K.

Patrick Lavelle:  SOLO, we continue to work on SOLO again. Our game plan coming in after the CES show was to visit all our key customers for demonstrations, discussions as to how they would want to see a system like that configured. That was all put on hold as the company shut down. So that program will be a resumption.

That will start as soon as we can get in. There are a number of companies that are still not allowing visitors into their operations. So as soon as we can open up and get those demonstrations done, get those engineering meetings done, I would be able to report better as to where we are there. That problem of hot car death for children is not going to go away. So we will continue to develop that with any interested OEM that we can generate.

Beat Kahli:  When I analyzed, I mean, obviously, as always in a situation like this, there was only the night to look into your release of yesterday, but something which jumped out is that, while your revenue overall only decreased by 11% and your gross profit margin, by and large, remained stable, your EBITDA margin decreased by almost half. Is that, maybe for the CFO, what's the reason behind that? I mean normally, with an 11% revenue decrease, stable margins, I wouldn't see EBITDA decrease by almost half.

Patrick Lavelle:  Go ahead, Mike.

Michael Stoehr:  I'm sorry, I didn't understand the question.

Beat Kahli:  When I looked at your P&L, I'm seeing that your revenue decreased by 11%. Your gross margin remained overall stable, but your EBITDA margin decreased by about half or almost half. What's the reason for that?

Michael Stoehr:  The EBIT -- the -- what's happened that the EBIT margin went down is the overhead didn't come down as fast as the sales came down. And we put into a lot of -- in the fourth quarter, we addressed reducing the overhead, which is really what's driving that number.

Beat Kahli:  But it's significant. So you're basically saying -- I noted well that and congratulations, Pat, and thanks for that, that you aligned your compensation much better with the company's performance. But still seeing the EBITDA decreasing that much compared to the year ago suggests that the operating expenses are still too high. And I think you gave that answer, came to the same -- not only conclusion, that that's the case. So will we see that adjustment in Q1 of the New Year now? Or I mean what did you do to adjust operating expenses more with revenues?

Patrick Lavelle:  Well, that goes with what happened with COVID and what we saw coming. We aggressively took out a lot of market. We furloughed over 150 people in the United States. We furloughed, according to German laws, a number of people in Germany as well. We've taken across-the-board pay cuts, not only at the executive level but all remaining employees.

So what we think we've done there is that we took a very aggressive because we thought the COVID situation would be much worse than it's actually turning out to be and we cut overhead very, very deeply. But as we see business start to come back and we get busier, we're going to have to bring some of it back, but my anticipation is not, we will not bring it all back. And it will be a significant reduction in overhead year-over-year.

Michael Stoehr:  And as Pat mentioned, we saw some of the benefits in the fourth quarter, which will come into fiscal 2020.

Beat Kahli:  Yes. In listening to previous calls, one of the favorites was your stock buyback program. And as you all know, I mean, your stock below book value. And what I appreciate is the conservative makeup of the balance sheet. It's literally no debt. However, I mean, having a stock price, which is whenever you look at it 1/4 or 1/3 of book value having the availability to buy stock back. And you mentioned it all the time, you have a program, et cetera, but it looks like that you are very careful or very reluctant to really exercise it.

And I mean, look, I'm a big fan of solid balance sheet. And I admire you for that. I mean, look, VOXX will not go under, but for shareholders to see a stock at 1/3 of valuation. And then even to learn that EyeLock, which is probably one of the best products, which anybody can have in COVID-19 is literally not valued on that balance sheet, I mean, I'm just wondering, looking at the operational losses, why aren't you, I wouldn't even say more aggressive, but why aren't you pursuing more your share buyback program because, I mean, it's hard in this world with COVID-19 and everything to make money in any business, but the easiest for you is to buy your own stock back with ample balance sheet strength and make a profit.

I mean I personally as the largest shareholder on record for the company, we'll probably even pay a bonus for that, so -- because that would be relatively easy. So I'm asking you, again, like others before me, before I participated, in those calls asked you why aren't you more, I'm saying it again, aggressively buying stock back at the moment, so -- and still having a very, very solid balance sheet.

Patrick Lavelle:  Well, Beat, this is where we are right now. We believe that there -- the thing that has consistently and always drove the share price for this company up was improving EBITDA, okay? And we can do all moves that we could make on lowering the outstanding shares, doing share buybacks and everything. But the one thing over the entire time where we have been a public company, our share price moved when our EBITDA moved up.

And our focus here now is to, at this point -- although we bought 581,000 shares back last year, our point on a go-forward basis here is to pick up some synergistic operations that will improve our EBITDA, improve our market position. And we think at this time, in light of what's happened with COVID and the potential of acquiring some good brands, good market, good sales, good margin are present and let's see what develops.

And if we see something really good, we're going to move on it. If we don't, we probably will continue our buyback program. But I believe that there are going to be opportunities that are facing us that are going to be very, very worthwhile to move on. And we'll...

Beat Kahli:  Pat look -- I mean it looks fine. But I mean, I think I would love to see from the CFO for you when you see an opportunity, if that opportunity really shows potential, which is larger than buying stock back for $5.70 or $5.50 or $5 or you have a valuation of almost triple just on your books without EyeLock even having a significant value, I mean, I'm not a fan always of share buybacks in general.

I mean I think it often gets abused, but it's very, very rare that the company has a market valuation, which is 1/3 of book, has a balance sheet which is almost literally just equity hasn't valued EyeLock at any significant point, which we all believe and hope that's very significant value. I'm not so sure.

I mean if I looked at your acquisition in January, if you could compete with your own stock by buying it back for present value on the market and then look in 5 years, what would have been better, at least on your books, I mean, as you're going back to profitability or the safety company which you bought, but the [cherry] is out on that, but thank you for your answer, Pat.

Patrick Lavelle:  Okay, Beat, thank you.

John Shalam:  And Beat, this is John Shalam. And I'd like to add to Pat's comments as well in terms of buybacks. Frankly -- buyback is a good strategy. However, I honestly believe we have much better use for our cash and for our capital than buying stock which will give a short-term boost to the stock. We have plans for long-term developments.

We were looking at some new possibilities, and the use of our cash is going to be much more valuable than buying back stock at this time. That's -- I think that's very important for us to use our balance sheet and our strength to improve our sales and to improve our profitability and add to our operations. So for the time being, I don't think it's a good strategy for us to use up our cash to buy back stock with 6 months from now. Unless everything else materializes, we'll have no impact on the stock. That's it, Beat, sorry.

Beat Kahli:  John, I mean, from an entrepreneur with 6 decades of experience with the reputation of you, I like to hear that. But we will test you in a year and 2 years, if that was the case. And I think maybe in the meantime, I will just continue or consider to buy the stock, which you are not doing, which may have the same effect for shareholders at the end because sincerely, if you can really make more money by buying long-term and sustainable assets with your balance sheet, with your resources, then I sincerely would consider on my side to continue to buy the stock, which I think has a triple value and then I think we'll reach the goal for everybody the same.

So but you still are telling investors in all your communication that you have a share buyback program and I was just wondering why you are so reluctantly issuing it at this favorable valuation based on your own balance sheet without even EyeLock valued in there. And having said that, I accept your answer.

I mean you're a great entrepreneur. And I think the valuation of VOXX, and it hugely depends a lot on your credibility and on your accomplishment. And hence, if you're saying that you can find better investments for the resources of VOXX than buying back stock, I take that, but we'll test it.

John Shalam:  Well, that's exactly the strategy, and we're aware of many pending developments. We are experiencing strong growth in some of our operations. We have major, major developments coming in into our Automotive group next year. All of these things will require substantial capital, which we now have available and will serve us a great deal better than owning more shares than we now have. So Beat, I'll depend on you to execute the buyback program. Thank you.

Beat Kahli:  As I cited in my SEC disclosure, I am prayerfully considering it but because I have already around 4 million shares on record, I'm probably the largest shareholder, I will go slowly if at all. So I think -- but I'm pleased with your spirit and from your mouth, I think, yes, I mean, I'm sure that's better investments than VOXX stock, but looking forward to the proof of Pat and you to execute.

John Shalam:  Thank you, Beat. We appreciate your continuing support and interest in VOXX.

Operator:  Our next question comes from David Cohen with Midwood.

David Cohen:  I just -- I didn't necessarily catch all of the prepared remarks. But I'm wondering, were there any prepared remarks that addressed the first quarter now that it is actually over given the timing of this call on our fourth quarter results?

Patrick Lavelle:  No. We -- obviously, the first quarter, everybody knows, is going to be impacted by what's happened with COVID. The car manufacturers were shut down. Many of the dealerships were shut down. So what I've indicated is we're going to have a slow start in the first quarter, but we will have our first quarter call, will be sometime in the middle of next month, we'll be able to go in more detail with you.

David Cohen:  Right. Well, that -- I mean I can understand that related to Automotive, but can you -- what sort of general comment can you make at this point about Consumer Electronics in the first quarter?

Patrick Lavelle:  Consumer Electronics performed pretty good. We had -- because of the switchover to online business, we did not -- we had access to markets, and the markets were very active during that period. So we had some positive surprises. And we expect -- although it was better than what we had originally forecasted, but we expect to see the Christmas, the third quarter, which is really our Christmas quarter, really start to improve based on the additional distribution that was added during the -- and a lot of it being online during the 3 months of the shutdown.

Operator:  (Operator Instructions) Our next question comes from Brad Leonard with BML Capital Management.

Braden Leonard:  Pat, just a couple of things here. You said your stock has risen when your EBITDA has risen. EBITDA has been going down for long time. I mean I don't know the last time it's been up year-over-year, maybe 6 or 7 years. I know there's a lot of charges in there, but I'm just looking at the data on my icon. So you can talk about this, and yes, this is great to have EBITDA going up.

But it's not just improved EBITDA, it's improved EBITDA or EBIT per share. So if you issue more shares to buy something or whatever, that's not necessarily better than buying back stock. I mean what is increasing EBITDA per share at the highest level? So I think that's important to point out. I'm sure you guys know that, but just going out and doing acquisitions and having your EBITDA go up if you have to issue a bunch of shares, it's not helping the shareholders at all?

Patrick Lavelle:  Well, I can tell you that I don't think we've ever purchased or maybe 1 purchase we've done in years past that we used shares. We normally use cash. Look, when you look at our business, our business runs in cycles. And because of that, we have diversified over the years.

A disruptive technology could impact this business or wipe out a complete category in short order. So to protect against that, we've diversified many years ago to prevent any one shock from being a company killer, and we've seen company killers over the years. Some years, the total business, maybe with a recession, all the groups are going to be down. But many years, you've got some up, some down depending on the influences in their market. In good years, all of our operations are moving in the right direction.

And I believe that we might be entering into that cycle now with the new Automotive programs that we have, the additional distribution that we have slated for our commercial teams, our Consumer Electronic teams and the interest that we see to either drive more sales of EyeLock product or create a situation where maybe we do something with another partner to move this technology along quicker, or maybe we do a spinoff and have it come off our books. But that's the way our business runs. It's been running like that for 40 years.

But it was designed so that being in the electronics business, you can have a technology that can wipe you out in short order. And we've been set up to do that. We've been here since 1960. And the times when the stocks really move is when everybody is moving in the right direction and the EBITDA is growing.

Braden Leonard:  Right, I understand that, and I don't disagree. And I understand the nature of the business, but creating a long-term shareholder value has not been -- we have not been successful in this, right? And so the stock is where it is. And so I understand the ups and downs of the cycle, and that's your job to manage it. I don't have to choose the investment, but -- so we are where we are. On your auto business, of your numbers that you guys throw out there, remind me, again, this is not a guaranteed number. This is based on projections of a certain amount of cars they're going to sell. Is that correct?

Patrick Lavelle:  That's exactly right. It's based on projections of what they're going to sell of the cars that we are on.

Braden Leonard:  Okay. So hopefully, that comes in, it may not come into that amount, that's...

Patrick Lavelle:  Hopefully -- obviously -- yes, because the difference is this is not an accessory program for the FCA program with Tier 1. So they know how many cars they're going to build. They're going to build those cars. And so it's -- in our estimation, it's a much tighter number than you're supplying an accessory that a car dealer can order from the manufacturer. They have certain trim levels that our equipment is going to be on, and we can count to those numbers of vehicles that they're going to make that's going to carry the product.

Braden Leonard:  But what if they don't end up selling that many vehicles?

Patrick Lavelle:  Well, look, that's always a possibility.

Braden Leonard:  I mean they don't know how many they're going to build in 2 years. They may have budgets, but they don't know for sure, so...

Patrick Lavelle:  That's the nature of the business. Look, even if we had contracts that we're going to take so much, those contracts...

Braden Leonard:  I understand. I understand. Okay. So back to creating value here. So you guys have claimed in the past. So that the Klipsch business is worth more than you paid for it. So that's like $8 a share. So if you were really serious about creating a bunch of value, you could say, hey, we're going to buy a bunch of stock back at $4 and $5 a share, and then we're just going to go out and market Klipsch in a year, and we think it's worth more. We've told everybody that, and we're going to see. So if you bought back a bunch of shares at $4 or $5 and then you go out and sell Klipsch for $8 or $9, you create a lot of value. And that's just financial arbitrage, right? And so...

Patrick Lavelle:  That's true.

Braden Leonard:  I mean it is what it is. If we're really serious about it and creating value versus building a bigger company that may not be more valuable, I think you could do that. So I guess my thoughts on that. We discussed that a year ago. And a year later, we're kind of still hoping for better things in the future. Who's the banker? Can you guys say who the banker is?

Patrick Lavelle:  We've -- this is not something I would want to get into at this point. As we get more involved with some of the people that we're signing NDAs with, I may let that out.

Braden Leonard:  Well, companies usually when they go through some sort of a process on a review of a business line, and oftentimes, they announce they've hired whoever Goldman, [Marrow], I don't know. So I don't see -- whatever is fine.

Patrick Lavelle:  We can't get into it.

Braden Leonard:  Okay. All right. So lastly, on the EyeLock and this discussion about it's better. I understand the problems with the facial recognition with all the PPE mask whatever everybody is wearing. So but what about against something like one of your competitors? And I know it's not a direct competitor, it's EyeVerify, which is now called, I don't know what they call themselves, ZOLOZ or [Veloz] or whatever they are. So Wells Fargo has that built into their app for their mobile banking. So it works fine. I have a Wells Fargo account. It opens up on my app, scans it, it works. So I mean why is your product better than theirs?

Patrick Lavelle:  In the case of where we have great strength over others is outdoor, okay, because of the technology that we have, the licenses that we have. The licenses that we have are not available to everyone in the iris space. The other is that our standoff distance, depending on the application, is the greatest that we've seen of any iris biometric.

And that standoff distance is going to give you more flexibility in the number of applications that you can use iris. So when we compare ourselves to other iris companies, and believe me, we look at all the other technology, we see that our systems are far superior. And therefore, in testing and things like that, if we were up against another iris company testing -- depending on the application, if it's outdoor, we're going to win it. The standoff distance does not have to be right upfront like a phone, we're going to win it because our technology is simply better.

Braden Leonard:  So you mean, your product works better further away than the others?

Patrick Lavelle:  Yes. We've had programs with the military where we've run, I don't know, 50 Army personnel through an HBox, where we had a program that we sold last year, our HBox. And they -- it caught all 50 of them in a minute. It's a different technology that we use that allows us to have a much better standoff distance.

Operator:  Our next question comes from Thomas Kahn with Kahn Brothers.

Thomas Kahn:  Just looking at the filings, it looks like maybe Mr. Kahli and clients of Kahn Brothers own upwards of 30% or 40% of VOXX. So because we, with our clients,

own 30% or 40% of VOXX, I think what Mr. Kahli says should carry some weight and what I say should carry some weight.

Patrick Lavelle:  It always has.

Thomas Kahn:  Okay. Well, so far, we've got a bloody head here, but as far as EyeLock goes, if we sit back a year from now and nothing's happened with EyeLock, we're slowly going to miss whatever opportunity we have. So I'm encouraging you, I don't know what banker you have, whether they're hungry enough or whatever, but when I see all the speculative underwritings that take place with companies that lose money and they'll have a little sizzle, but nothing and then I see that, probably there's some huge amount, how much did we put into EyeLock?

Patrick Lavelle:  Approximately $60 million.

Thomas Kahn:  $60 million (inaudible) is there an opportunity for us to get a return on our capital, get our money back maybe, have upside. I think this is the window. And John, I know you're listening and you're the man, but it's up to you, John, push somebody to get this done so we can get back our $60 million, still maintain some upside.

Patrick Lavelle:  Tom, that's the game plan.

Okay. Operator, any further questions?

Operator:  I'm not showing any further question.

Patrick Lavelle:  Okay. I want to thank you all for your interest in VOXX. We had some very interesting conversations today. We are feeling good about what we're seeing in the next few months. So I look forward to talking to you all again next month. And until then, stay safe.

Operator:  Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.